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                                                                      Exhibit 12
                          BATTLE MOUNTAIN GOLD COMPANY
   COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED
                     FIXED CHARGES AND PREFERRED DIVIDENDS
                         (in thousands, except ratios)


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                                                                      Six months ended
                                                                           June 30,
                                                                    ----------------------
                                                                       1996       1995
                                                                    ----------   --------
EARNINGS COMPUTATION USING
CONSOLIDATED INCOME STATEMENT DATA
(Loss) Income before income taxes and minority interest               $(11,983)   $14,230
Minority interest in loss (income) of majority-owned subsidiaries        1,664     (3,026)
                                                                      --------    -------
(Loss) Income before income taxes                                      (10,319)    11,204
                                                                      --------    -------
Add fixed charges included in (loss) income:
 Interest expense                                                        3,245      3,244
 Amortization of deferred financing costs                                  132         97
 Interest portion of rental expenses (33%)                                 931        430
                                                                      --------    -------
 Sub-total fixed charges included in (loss) income                       4,308      3,771
                                                                      --------    -------
(Loss) Income                                                         $ (6,011)   $14,975
                                                                      ========    =======
Fixed Charges
Included in (loss) income                                             $  4,308    $ 3,772
Capitalized interest                                                     2,984      3,686
                                                                      --------    -------
 Total fixed charges                                                     7,292      7,458
                                                                      --------    -------
Preferred dividends                                                      4,788      4,142
                                                                      --------    -------
 Combined fixed charges and preferred dividends                       $ 12,080    $11,600
                                                                      ========    =======
Ratio of earnings to fixed charges                                           -       2.01

Amount by which fixed charges exceed earnings                         $ 13,303          -

Ratio of earnings to combined fixed charges
 and preferred dividends                                                     -       1.29

Amount by which combined fixed charges and
 preferred dividends exceed earnings                                  $ 18,091
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